Exhibit 5

May 27, 2010

CBOE Holdings, Inc

400 South LaSalle Street

Chicago, IL 60605

Ladies and Gentlemen:

CBOE Holdings, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (file no. 333-165393) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), up to 13,455,000 shares of the Company’s unrestricted common stock, par value $0.01 per share (the “Shares”), including up to 1,755,000 Shares subject to the underwriters’ option to purchase additional Shares to cover over-allotments. Up to 11,369,226 Shares will be issued and sold by the Company (the “Primary Shares”) and 2,085,774 Shares will be offered and sold by stockholders of the Company identified in the Registration Statement (the “Secondary Shares”).  The Secondary Shares will initially be issued as shares of Class A common stock and Class B common stock and will covert into Shares upon sale pursuant to the Registration Statement.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records, and instruments and have examined such laws and regulations as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

(i)            when the price at which the Shares are to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Primary Shares have been delivered against payment therefor in accordance with the underwriting agreement referred to in the Registration Statement, the Primary Shares will be validly issued, fully paid and non-assessable, and

(ii)           when the Merger has been consummated as described in the Registration Statement and the shares of Class B common stock have been delivered to the Participating Group A Settlement Class Members pursuant to the Settlement Agreement (as described in the Registration Statement), the Secondary Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of Delaware (which includes those statutory provisions and applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to the laws covered hereby only as they are in effect on that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion is given or may be inferred beyond the matters expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption “Validity of Unrestricted Common Stock” in the Prospectus contained in the Registration Statement.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Richard T. Miller
Richard T. Miller